Exhibit 4.2c

FIRST SUPPLEMENTAL INDENTURE
(7⅛% Senior Notes due 2019)
THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is dated as of February 1, 2015, among BROWN SHOE COMPANY, INC., a New York corporation (the “Company”), each of the SUBSIDIARY GUARANTORS listed on Schedule I hereto (collectively, the “Subsidiary Guarantors”), the New Guarantor (as defined below) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of May 11, 2011 (the “Indenture”), providing for the issuance of the Company’s 7⅛% Senior Notes due 2019 (the “Notes”);
WHEREAS, Section 9.01 of the Indenture authorizes the Company, the Subsidiary Guarantors and the Trustee, together, to amend or supplement the Indenture, without notice to or consent of any Holder of the Notes, to provide for the assumption of a Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;
WHEREAS, Brown Group Retail, Inc., a Pennsylvania corporation (“BGR‑PA”), is a Guarantor;
WHEREAS, the Company has determined that it is in the best interest of the Company and the Restricted Subsidiaries to reorganize BGR‑PA as a Delaware limited liability company as permitted by Section 10.04 of the Indenture;
WHEREAS, in order to effect such reorganization, BGR‑PA will be merged into BG Retail, Inc., a newly formed Delaware corporation (“BGR Corp.”), and immediately thereafter, BGR Corp. will convert to BG Retail, LLC, a Delaware limited liability company (the “New Guarantor”); and
WHEREAS, Section 10.04 of the Indenture requires that the New Guarantor assume all the obligations of BGR‑PA under the Indenture and its Note Guarantee pursuant to a supplemental indenture reasonably satisfactory to the Trustee; and
WHEREAS, the Company has delivered to the Trustee, (a) an Officers’ Certificate and an Opinion of Counsel pursuant to Section 9.06 of the Indenture, stating that the execution of this First Supplemental Indenture is authorized or permitted by the Indenture, that this First Supplemental Indenture constitutes valid and binding obligations of the Company and the Subsidiary Guarantors, subject to customary exceptions stated therein, and that all conditions precedent to the execution and delivery of this First Supplemental Indenture have been complied with and (b) a Board Resolution pursuant to Section 9.01 of the Indenture; and
WHEREAS, pursuant to Sections 9.01 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the New Guarantor and the

Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Assumption. The New Guarantor hereby assumes all the obligations of BGR‑PA under the Indenture and its Note Guarantee and agrees to be bound by the terms and provisions of the Indenture and Note Guarantee as if the New Guarantor was an original party thereto.

3.No Recourse Against Others. No past, present or future director, officer, employee, partner, affiliate, beneficiary or stockholder of the New Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Guarantees, the Indenture or this First Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes, by accepting and holding a Note, waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

4.New York Law to Govern. The laws of the State of New York shall govern and be used to construe this First Supplemental Indenture.

5.Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.The Trustee. The Trustee makes no representations or warranties and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, the Subsidiary Guarantors and the New Guarantor. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting liability of affording protections to the Trustee whether or not elsewhere herein so provided.

8.FATCA. The Company hereby confirms to the Trustee that this First Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FATCA”) purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Company.

9.Representations and Warranties. The Company hereby represents, warrants, and certifies to the Trustee that (a) immediately after giving effect to the assumption by BGR‑PA’s obligations under the Indenture by the New Guarantor, no Default or Event of Default exists; and (b) the execution of this First Supplemental Indenture is authorized and permitted by the Indenture and constitutes the valid and binding obligation of the Company and the New Guarantor enforceable in accordance with its terms, subject to applicable (i) bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on this 12th day of March, 2015, to be effective as of the date first above written.
BROWN SHOE COMPANY, INC.

By:     /s/ Kenneth H. Hannah
Name: Kenneth H. Hannah
Title:      Senior Vice President and Chief Financial Officer

BENNETT FOOTWEAR GROUP, LLC
BROWN SHOE INTERNATIONAL CORP.
BUSTER BROWN & CO.
EDELMAN SHOE, INC.
SIDNEY RICH ASSOCIATES, INC.
BROWN SHOE COMPANY OF CANADA LTD
BG RETAIL, LLC

AS TO EACH OF THE FOREGOING:

By:     /s/ Kenneth H. Hannah
Name: Kenneth H. Hannah
Title:      Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:     /s/ Julius R. Zamora
Name: Julius R. Zamora
Title: Vice President

SCHEDULE I

GUARANTORS

Bennett Footwear Group, LLC
Brown Shoe International Corp.
Buster Brown & Co.
Edelman Shoe, Inc.
Sidney Rich Associates, Inc.
Brown Shoe Company of Canada Ltd